EXHIBIT 10.48
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of December 31, 2008, between Coinstar, Inc., a Delaware corporation (“Employer”), and Brian V. Turner (“Employee”) is entered into on December 31, 2008.
     WHEREAS, Employer and Employee wish to document an amendment to the Employment Agreement;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree that, effective January 1, 2009, the Employment Agreement shall be amended as follows:
     1. Section 3.1 is amended to read as follows:
     3.1 Termination by Employer
     If Employer terminates Employee’s employment without Cause during the Term, Employee shall be entitled to receive (a) termination payments equal to twelve (12) months’ annual base salary, (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, and (c) a pro-rated cash bonus consistent with Section 1.4(b). All amounts payable pursuant to this Section 3.1 (or pursuant to Section 3.2) shall be reduced for applicable deductions and tax withholding. If, as a result of the termination of Employee’s employment without Cause, Employee and Employee’s spouse and dependent children are eligible for and timely (and properly) elect to continue coverage under Employer’s group health plan(s) in accordance with Code Section 4980B(f) (“COBRA”), Employer shall pay the premium for such coverage for a period of twelve (12) months following the date of Employee’s termination or until Employee is no longer entitled to COBRA continuation coverage under Employer’s group health plan(s), whichever period is the shorter. All other Employer benefits cease on the date of termination without Cause. If Employee is terminated by Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in Section 3.1(b) above.
     2. Section 3.3 is amended to read as follows:
     3.3 Payment Schedule
     All amounts payable pursuant to Section 3.1(b) and 3.2 hereof shall be paid to Employee at the same time such amounts would have been paid to Employee had Employee’s employment not been terminated (or at such earlier time as is required by law). All amounts payable pursuant to Section 3.1(a) hereof shall be paid to

Employee in twelve (12) equal monthly installments, beginning with the month following the month containing the date of Employee’s termination and continuing for eleven (11) consecutive months thereafter. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each such installment shall be treated as a separate payment.
     3. The following new Section 3.5 is inserted immediately after Section 3.4:
     3.5 Code Section 409A
     The Employer makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirement from Employee or any other person to the Employer, any of its affiliates or any other person. Employee, by executing this Agreement, shall be deemed to have waived any claim against the Employer, its affiliates and any other person with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), when he/she separates from service, within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s separation from service shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee’s death.

     4. The Section 6 copy address is amended as follows:

Perkins Coie llp
Attn: Lynn E. Hvalsoe
1201 Third Ave., 48th Floor
Seattle, WA 98101-3099
     IN WITNESS WHEREOF, the parties have executed and entered into this Amendment on the date set forth above.

COINSTAR, INC.

/s/ Brian V. Turner	By	/s/ Donald R. Rench
Brian V. Turner	Its	Secretary

3